Exhibit 10.1

SECOND AMENDMENT TO OFFICE LEASE

THIS SECOND AMENDMENT TO OFFICE LEASE (this “Second Amendment”) is made as of July 17, 2020, by and between 611 GATEWAY CENTER LP, a Delaware limited partnership (“Landlord”), and CATALYST BIOSCIENCES INC., a Delaware corporation (“Tenant”).

RECITALS

A.

Landlord and Tenant are now parties to that certain Office Lease dated as of November 8, 2017, as amended by that certain First Amendment to Office Lease dated August 9, 2018 (“First Amendment”) (as amended, the “Lease”).  Pursuant to the Lease, Tenant leases certain premises consisting of approximately 13,232 rentable square feet (“Original Premises”) in a building located at 611 Gateway Boulevard, South San Francisco, California (“Building”).  The Original Premises are more particularly described in the Lease. Capitalized terms used herein without definition shall have the meanings defined for such terms in the Lease.

B.Landlord and Tenant desire, subject to the terms and conditions set forth below, to amend the Lease to, among other things, expand the size of the Original Premises by adding those certain premises in the Building commonly known as Suite 540 containing approximately 2,976 rentable square feet.

NOW, THEREFORE, in consideration of the foregoing Recitals, which are incorporated herein by this reference, the mutual promises and conditions contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Landlord and Tenant hereby agree as follows:

1.

Second Expansion Premises.  In addition to the Original Premises, commencing on the Second Expansion Premises Commencement Date (as defined in Section 2 below), Landlord leases to Tenant, and Tenant leases from Landlord, that certain portion of the Building commonly known as Suite 540 containing approximately 2,976 rentable square feet, as more particularly shown on Exhibit A attached hereto (the “Second Expansion Premises”).

2.

Delivery.  Landlord shall use reasonable efforts to deliver the Second Expansion Premises to Tenant on or before the Target Second Expansion Premises Commencement Date with Landlord’s Work Substantially Completed (“Delivery” or “Deliver”).  If Landlord fails to Deliver the Second Expansion Premises to Tenant by the date that is 75 days after the Target Second Expansion Premises Commencement Date for any reason other than Force Majeure (including Covid-19) or Tenant Delays, Landlord shall not be liable to Tenant for any loss or damage resulting therefrom; provided, however, that Tenant shall have the right to terminate this Second Amendment by written notice to Landlord.  As used herein, the terms “Landlord’s Work,” “Tenant Delays” and “Substantially Completed” shall have the meanings set forth for such terms in the work letter attached to this Second Amendment as Exhibit B (“Second Expansion Premises Work Letter”). If Tenant does not elect to terminate this Second Amendment within 5 business days of the lapse of such 75 day period (as the same may be extended for Force Majeure (including Covid-19) and Tenant Delay), such right to terminate this Second Amendment shall be waived and this Second Amendment shall remain in full force and effect.  For the sake of clarity, Tenant shall have no obligation under Section 8.5 of the Lease or the Second Expansion Premises Work Letter to remove any of the Alterations or improvements constructed in connection with Landlord’s Work.

If, for any reason other than Tenant Delays, Landlord has not commenced demolition of the exiting leasehold improvements in the Second Expansion Premises in preparation for construction of the Tenant Improvements by October 15, 2020, Tenant shall have the right to elect to terminate this

Second Amendment by written notice to Landlord. If Tenant does not elect to terminate this Second Amendment within 5 business days after the date provided for in the preceding sentence (as extended by Tenant Delays), such right to terminate this Second Amendment shall be waived and this Second Amendment shall remain in full force and effect.

The “Second Expansion Premises Commencement Date” shall be the earlier to occur of: (i) the date that Landlord Delivers the Second Expansion Premises to Tenant, or (ii) the date that Landlord could have delivered the Second Expansion Premises to Tenant but for Tenant Delays.  The “Target Second Expansion Premises Commencement Date” shall be November 1, 2020.  Upon request of Landlord, Tenant shall execute and deliver a written acknowledgment of the Second Expansion Premises Commencement Date in a form attached here to as Exhibit C; provided, however, Tenant’s failure to execute and deliver such acknowledgment shall not affect the parties’ rights hereunder.

Except as set forth in the Second Expansion Premises Work Letter: (i) Tenant shall accept the Second Expansion Premises in their condition as of the date Landlord Delivers the Second Expansion Premises to Tenant, subject to all applicable Legal Requirements; (ii) Landlord shall have no obligation for any defects in the Second Expansion Premises; and (iii) Tenant’s taking possession of the Second Expansion Premises shall be conclusive evidence that Tenant accepts the Second Expansion Premises and that the Second Expansion Premises were in good condition at the time possession was taken, subject to the last sentence of this Section 2.

Tenant agrees and acknowledges that, except as expressly provided for herein, neither Landlord nor any agent of Landlord has made any representation or warranty with respect to the condition of all or any portion of the Second Expansion Premises, and/or the suitability of the Second Expansion Premises for the conduct of Tenant’s business, and Tenant waives any implied warranty that the Second Expansion Premises are suitable for the Permitted Use.

If any of the Building systems serving the Second Expansion Premises are not in good working order as of the Second Expansion Premises Commencement Date, Landlord shall repair such Building systems; provided, however, that Tenant notifies Landlord in writing of the need for such repairs within 60 days after the Second Expansion Premises Commencement Date.

3.

Premises.  Commencing on the Second Expansion Premises Commencement Date, the defined term for “Premises” in the Item 2.2 of the Summary of Basic Lease Information in the Lease is in its entirety and replaced with the following:

“Premises: That portion of the Building, containing approximately 16,208 rentable square feet, consisting of (i) a portion of the 7th floor of the Building commonly known as Suite 710 containing approximately 8,606 rentable square feet (“Original Premises”), (ii) a portion of the 7th floor of the Building commonly known as Suite 720 containing approximately 4,626 rentable square feet (“Expansion Premises”), and (iii) a portion of the 5th floor of the Building commonly known as Suite 540 containing approximately 2,976 rentable square feet (“Second Expansion Premises”), all as determined by Landlord, as shown on Exhibit A.”

As of the Second Expansion Premises Commencement Date, Exhibit A to the Lease shall be amended to include the Second Expansion Premises described on Exhibit A attached to this Second Amendment.

4.

Lease Term.  The Lease with respect to the Second Expansion Premises shall commence on the Second Expansion Premises Commencement Date and shall expire along with the balance of the Premises on April 30, 2023 (“Lease Expiration Date”).

5.	Base Rent.

a.Original Premises and Expansion Premises.  Tenant shall continue to pay Base Rent for the Original Premises and the Expansion Premises through the Lease Expiration Date as set forth in the Lease.

b.Second Expansion Premises. Beginning on the Second Expansion Premises Commencement Date, Tenant shall commence paying Base Rent for the Second Expansion Premises at the rate of $4.00 per rentable square foot of the Second Expansion Premises per month.  Base Rent for the Second Expansion Premises shall be increased on each annual anniversary of the Second Expansion Premises Commencement Date (or if the Second Expansion Premises Commencement Date occurs on a day other than the first day of a month, then the first day of the following month) (each an “Second Expansion Premises Adjustment Date”) by multiplying the Base Rent payable immediately before such Second Expansion Premises Adjustment Date by the 3% and adding the resulting amount to the Base Rent payable for the Second Expansion Premises immediately before such Second Expansion Premises Adjustment Date.

6.

Additional Rent.  In addition to Tenant’s obligations under Section 5 of the First Amendment, commencing on the Second Expansion Premises Commencement Date and continuing throughout the remainder of the Lease Term, Tenant shall pay, with respect to the Second Expansion Premises, Tenant’s Share of Capital Expenses and Excess of Tenant’s Share of Building Direct Expenses;  provided, however, for purposes of calculating the amount of Tenant’s Share of Capital Expenses and the  Excess of Tenant’s Share of Building Direct Expenses, which Tenant shall pay in connection with the Second Expansion Premises, (i) Tenant’s Share shall equal 1.1429%; and (ii) the Base Year shall be calendar year 2020.

7.	California Accessibility Disclosure. The provisions of Section 24.2 of the Lease are hereby incorporated by reference.
8.

OFAC.  Tenant and any owner of a controlling interest in Tenant are currently (a) in compliance with the regulations of the Office of Foreign Assets Control (“OFAC”) of the U.S. Department of Treasury and any statute, executive order, or regulation relating thereto (collectively, the “OFAC Rules”), (b) not listed on, and shall not during the term of the Lease be listed on, the Specially Designated Nationals and Blocked Persons List, Foreign Sanctions Evaders List or the Sectoral Sanctions Identifications List, which are all maintained by OFAC and/or on any other similar list maintained by OFAC or other governmental authority pursuant to any authorizing statute, executive order, or regulation, and (c) not a person or entity with whom a U.S. person is prohibited from conducting business under the OFAC Rules.

9.	Miscellaneous.

a.This Second Amendment is the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior and contemporaneous oral and written agreements and discussions.  This Second Amendment may be amended only by an agreement in writing, signed by the parties hereto.

b.Landlord and Tenant each represents and warrants that it has not dealt with any broker, agent or other person (collectively, “Broker”) in connection with the transaction reflected in this Second Amendment and that no Broker brought about this transaction, other than Newmark Knight Frank.  Landlord and Tenant each hereby agree to indemnify and hold the other harmless from and against any claims by any Broker, other than the brokers, if any, named in this Second Amendment, claiming a commission or other form of compensation by virtue of having dealt with Tenant or Landlord, as applicable, with regard to this leasing transaction.

c.This Second Amendment is binding upon and shall inure to the benefit of the parties and their respective successors and assigns.

d.This Second Amendment may be executed in 2 or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.  Counterparts may be delivered via facsimile, electronic mail (including pdf or any electronic signature process complying with the U.S. federal ESIGN Act of 2000) or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes.  Electronic signatures shall be deemed original signatures for purposes of this Second Amendment and all matters related thereto, with such electronic signatures having the same legal effect as original signatures.

e.Except as amended and/or modified by this Second Amendment, the Lease is hereby ratified and confirmed and all other terms of the Lease shall remain in full force and effect, unaltered and unchanged by this Second Amendment.  In the event of any conflict between the provisions of this Second Amendment and the provisions of the Lease, the provisions of this Second Amendment shall prevail.  Whether or not specifically amended by this Second Amendment, all of the terms and provisions of the Lease are hereby amended to the extent necessary to give effect to the purpose and intent of this Second Amendment.

[Signatures are on the next page.]

IN WITNESS WHEREOF, the parties hereto have executed this Second Amendment as of the day and year first above written.

LANDLORD:

611 GATEWAY CENTER LP,
a Delaware limited partnership

By:	GATEWAY CENTER GP LLC, a Delaware limited liability company, general partner
By:	GATEWAY PORTFOLIO MEMBER LLC, a Delaware limited liability company, managing member
By:	GATEWAY PORTFOLIO HOLDINGS LLC, a Delaware limited liability company, managing member
By:	ARE-SAN FRANCISCO NO. 83, LLC, a Delaware limited liability company, managing member
By:	ALEXANDRIA REAL ESTATE EQUITIES, L.P., a Delaware limited partnership, managing member
By:	ARE-QRS CORP., a Maryland corporation, general partner

By: /s/ Kristen Childs
Its: VP Real Estate Legal Affairs

TENANT:

CATALYST BIOSCIENCES INC.,
a Delaware corporation

By: /s/ Nassim Usman
Its: President and CEO

By: /s/ Clinton Musil
Its: Chief Financial Officer

Exhibit A

Second Expansion Premises

ALEXANDRIA.

bxp Boston Properties

# 611 GATEWAY, SUITE 540

EXTG. CORRIDOR
CR
I.T CLO
PRINTER
CLOSET
CLOSET
REF
DW
SINK
BREAKROOM
6
1
2
3
4
5
(12) 6X8 WORKSTATIONS
OFFICE 1
OFFICE 2
OFFICE 3
OFFICE 4
OFFICE 5
OFFICE 6

SCHEMATIC FLOOR PLAN

## 611 GATEWAY 5th Floor

**SOUTH SAN FRANCISCO, CA**

0 8' 16'

SCALE: 1/8"=1'-0"

NORTH

**NOTES:**

1. DOOR TO MATCH EXTG OFFICE AT 7TH FLOOR/NEW HARDWARE FOR CARD READER
2. QUESTION RE I.T: CAN THE CONDUIT BE USED TO PROVIDE CONNECTION TO 7TH FLOOR?
3. CONFIRM IF DISHWASHER IS REQUIRED
4. MICROWAVE
5. COFFEE MAKER
6. FINISHES TO MATCH (E) CATALYST BREAKROOM AT 7TH FLOOR

BRW
BROWN REYNOLDS WATFORD ARCHITECTS
1520 MONTGOMERY
SUITE 320
SAN FRANCISCO, CA 94111
415-749-2670
WWW.BRWARCH.COM

06.18.20

A-1

A-2

Exhibit B

Second Expansion Premises Work Letter

THIS SECOND EXPANSION PREMISES WORK LETTER dated July __, 2020 (this “Second Expansion Premises Work Letter”) is made and entered into, by and between 611 GATEWAY CENTER LP, a Delaware limited partnership (“Landlord”), and CATALYST BIOSCIENCES INC., a Delaware corporation (“Tenant”), and is attached to and made a part of that certain Office Lease dated as of November 8, 2017, as amended by that certain First Amendment to Office Lease dated August 9, 2018, and as further amended by that certain Second Amendment to Office Lease dated as of even date herewith (as amended, the “Lease”), now by and between Landlord and Tenant.  Any initially capitalized terms used but not defined herein shall have the meanings given them in the Lease.

1.General Requirements.

(a)Tenant’s Authorized Representative.  Tenant designates Faisal Shawwa (“Tenant’s Representative”) as the only person authorized to act for Tenant pursuant to this Work Letter.  Landlord shall not be obligated to respond to or act upon any request, approval, inquiry or other communication (“Communication”) from or on behalf of Tenant in connection with this Work Letter unless such Communication is in writing from Tenant’s Representative.  Tenant may change Tenant’s Representative at any time upon not less than 5 business days advance written notice to Landlord.  Neither Tenant nor Tenant’s Representative shall be authorized to direct Landlord’s contractors in the performance of Landlord’s Work (as hereinafter defined).

(b)Landlord’s Authorized Representative.  Landlord designates Patrick Dillman and Greg Gehlen (either such individual acting alone, “Landlord’s Representative”) as the only persons authorized to act for Landlord pursuant to this Work Letter.  Tenant shall not be obligated to respond to or act upon any request, approval, inquiry or other Communication from or on behalf of Landlord in connection with this Work Letter unless such Communication is in writing from Landlord’s Representative.  Landlord may change either Landlord’s Representative at any time upon not less than 5 business days advance written notice to Tenant. Landlord’s Representative shall be the sole persons authorized to direct Landlord’s contractors in the performance of Landlord’s Work.

(c)Architects, Consultants and Contractors.  Landlord and Tenant hereby acknowledge and agree that:  (i) the architect (the “TI Architect”), general contractor and any subcontractors for the Tenant Improvements shall be selected by Landlord, subject to Tenant’s approval, which approval shall not be unreasonably withheld, conditioned or delayed.

2.Tenant Improvements.

(a)Tenant Improvements Defined.  As used herein, “Tenant Improvements” shall mean all improvements to the Second Expansion Premises of a fixed and permanent nature as shown on the TI Construction Drawings, as defined in Section 2(c) below.  Other than Landlord’s Work (as defined in Section 3(a) below), Landlord shall not have any obligation whatsoever with respect to the finishing of the Second Expansion Premises for Tenant’s use and occupancy.

(b)Tenant’s Space Plans.  Landlord and Tenant have approved the test fit attached hereto as Exhibit A (the “Space Plans”) detailing Tenant’s requirements for the Tenant Improvements.

(c)Working Drawings.  Landlord shall cause the TI Architect to prepare and deliver to Tenant for review and comment construction plans, specifications and drawings for the Tenant Improvements (“TI Construction Drawings”), which TI Construction Drawings shall be prepared substantially in accordance with the Space Plans.  Tenant shall be solely responsible for ensuring that the TI Construction Drawings reflect Tenant’s requirements for the Tenant Improvements.  Tenant shall deliver its written comments on the TI Construction Drawings to Landlord not later than 5 business days after Tenant’s receipt of the same; provided, however, that Tenant may not disapprove any matter that is consistent with the Space Plans without submitting a Change Request.  Landlord and the TI Architect shall consider all such comments in good faith and shall, within 7 business days after receipt, notify Tenant how Landlord proposes to respond to such comments, but Tenant’s review rights pursuant to the foregoing sentence shall not delay the design or construction schedule for the Tenant Improvements.  Any disputes in connection with such comments shall be resolved in accordance with Section 2(d) hereof.  Provided that the design reflected in the TI Construction Drawings is consistent with the Space Plans, Tenant shall approve the TI Construction Drawings submitted by Landlord, unless Tenant submits a Change Request.  Once approved by Tenant, subject to the provisions of Section 4 below, Landlord shall not materially modify the TI Construction Drawings except as may be reasonably required in connection with the issuance of the TI Permit (as defined in Section 3(b) below).

(d)Approval and Completion.  Tenant, in Tenant’s reasonable discretion, shall approve (or disapprove with stated reasons for disapproval) the TI Construction Drawings within five (5) business days of Landlord’s delivery of the same to Tenant, in order to facilitate Substantial Completion of Landlord’s Work by the Target Second Expansion Premises Commencement Date; provided, however, that Tenant may not disapprove any matter that is consistent with the Space Plans without submitting a Change Request. Upon any dispute regarding the design of the Tenant Improvements, which is not settled within 10 business days after notice of such dispute is delivered by one party to the other, Tenant may make the final decision regarding the design of the Tenant Improvements, provided (i) Tenant acts reasonably and such final decision is either consistent with or a compromise between Landlord’s and Tenant’s positions with respect to such dispute, (ii) that all costs and expenses resulting from any such decision by Tenant shall be payable out of the TI Fund (as defined in Section 5(c) below), and (iii) Tenant’s decision will not affect the base Building, structural components of the Building or any Building systems.  Any changes to the Space Plans and/or TI Construction Drawings following Landlord’s and Tenant’s approval of same requested by Tenant shall be processed as provided in Section 4 hereof.

3.Performance of Landlord’s Work.

(a)Definition of Landlord’s Work.  As used herein, “Landlord’s Work” shall mean the work of constructing the Tenant Improvements.

Tenant shall be solely responsible for ensuring that the design and specifications for Landlord’s Work are consistent with Tenant’s requirements.  Landlord shall be responsible for obtaining all permits, approvals and entitlements necessary for Landlord’s Work, but shall have no obligation to, and shall not, secure any permits, approvals or entitlements related to Tenant’s specific use of the Second Expansion Premises or Tenant’s business operations therein.

(b)Commencement and Permitting.  Landlord shall commence construction of the Tenant Improvements upon obtaining a building permit (the “TI Permit”) authorizing the construction of the Tenant Improvements consistent with the TI Construction Drawings approved by Tenant.  The cost of obtaining the TI Permit shall be payable from the TI Fund.  Tenant shall assist Landlord in obtaining the TI Permit.  If any governmental authority having jurisdiction over the construction of Landlord’s Work or any portion thereof shall impose terms or conditions upon the construction thereof that:  (i) are inconsistent with Landlord’s obligations hereunder, (ii) increase the cost of constructing Landlord’s Work, or (iii) will materially delay the construction of Landlord’s Work, Landlord and Tenant shall reasonably and in good faith seek means by which to mitigate or eliminate any such adverse terms and conditions.

(c)Completion of Landlord’s Work.  Landlord shall substantially complete or cause to be substantially completed Landlord’s Work in a good and workmanlike manner, in accordance with the TI Permit subject, in each case, to Minor Variations and normal “punch list” items of a non-material nature that do not interfere with the use of the Second Expansion Premises (“Substantial Completion” or

“Substantially Complete”).  Upon Substantial Completion of Landlord’s Work, Landlord shall require the TI Architect and the general contractor to execute and deliver, for the benefit of Tenant and Landlord, a Certificate of Substantial Completion in the form of the American Institute of Architects (“AIA”) document G704.  For purposes of this Work Letter, “Minor Variations” shall mean any modifications reasonably required:  (i) to comply with all applicable Legal Requirements and/or to obtain or to comply with any required permit (including the TI Permit); (ii) to comply with any request by Tenant for modifications to Landlord’s Work; (iii) to comport with good design, engineering, and construction practices that are not material; or (iv) to make reasonable adjustments for field deviations or conditions encountered during the construction of Landlord’s Work.

(d)Selection of Materials.  Where more than one type of material or structure is indicated on the TI Construction Drawings approved by Landlord and Tenant, the option will be selected at Landlord’s sole and absolute discretion.  As to all building materials and equipment that Landlord is obligated to supply under this Work Letter, Landlord shall select the manufacturer thereof in its sole and absolute discretion.

(e)Delivery of the Tenant Improvements.  When the Tenant Improvements are Substantially Complete, subject to the remaining terms and provisions of this Section 3(e), Tenant shall accept the Tenant Improvements.  Tenant’s acceptance of the Tenant Improvements shall not constitute a waiver of:  (i) any warranty with respect to workmanship (including installation of equipment) or material (exclusive of equipment provided directly by manufacturers), (ii) any non-compliance of Tenant Improvements with applicable legal requirements, or (iii) any claim that the Tenant Improvements were not completed substantially in accordance with the TI Construction Drawings (subject to Minor Variations and such other changes as are permitted hereunder) (collectively, a “Construction Defect”).  Tenant shall have one year after Substantial Completion within which to notify Landlord of any such Construction Defect discovered by Tenant, and Landlord shall use reasonable efforts to remedy or cause the responsible contractor to remedy any such Construction Defect within 30 days thereafter.  Notwithstanding the foregoing, Landlord shall not be in default under the Lease if the applicable contractor, despite Landlord’s reasonable efforts, fails to remedy such Construction Defect within such 30-day period, in which case Landlord shall have no further obligation with respect to such Construction Defect other than to cooperate, at no cost to Landlord, with Tenant should Tenant elect to pursue a claim against such contractor.

Tenant shall be entitled to receive the benefit of all construction warranties and manufacturer’s equipment warranties relating to equipment installed in the Second Expansion Premises.  If requested by Tenant, Landlord shall attempt to obtain extended warranties from manufacturers and suppliers of such equipment, but the cost of any such extended warranties shall be borne solely by Tenant.  Landlord shall promptly undertake and complete, or cause to be completed, all punch list items.

(f)Second Expansion Premises Commencement Date Delay.  Except as otherwise provided in the Lease, Delivery of the Second Expansion Premises shall occur when Landlord’s Work has been Substantially Completed, except to the extent that completion of Landlord’s Work shall have been actually delayed by any one or more of the following causes, and such delay has not been remedied within 1 business day following written notice to Tenant (which notice may be by email) (each day of delay after such 1 business day period, a “Tenant Delay”):

(i)Tenant’s Representative was not available to give or receive any Communication or to take any other action required to be taken by Tenant hereunder;

(ii)Tenant’s request for Change Requests (as defined in Section 4(a) below) whether or not any such Change Requests are actually performed;

(iii)Construction of any Change Requests;

(iv)Tenant’s request for materials, finishes or installations requiring unusually long lead times;

(v)Tenant’s delay in reviewing, revising or approving plans and specifications beyond the periods set forth herein;

(vi)Tenant’s delay in providing information critical to the normal progression of the Tenant Improvements.  Tenant shall provide such information as soon as reasonably possible, but in no event longer than 2 business days after receipt of any request for such information from Landlord;

(vii)Tenant’s delay in making payments to Landlord for Excess TI Costs; or

(viii)Any other act or omission by Tenant or any Tenant Party (as defined below), or persons employed by any of such persons.

If Delivery is delayed for any of the foregoing reasons, then Landlord shall cause the TI Architect to certify the date on which the Tenant Improvements would have been Substantially Completed but for such Tenant Delay and such certified date shall be the date of Delivery.

4.Changes.  Any changes requested by Tenant to the Tenant Improvements shall be requested and instituted in accordance with the provisions of this Section 4 and shall be subject to the written approval of Landlord and the TI Architect, such approval not to be unreasonably withheld, conditioned or delayed.

(a)Tenant’s Request For Changes.  If Tenant requests changes to the Tenant Improvements (“Changes”), Tenant shall request such Changes by notifying Landlord in writing in substantially the same form as the AIA standard change order form (a “Change Request”), which Change Request shall detail the nature and extent of any such Change.  Such Change Request must be signed by Tenant’s Representative.  Landlord shall, before proceeding with any Change, use commercially reasonable efforts to respond to Tenant as soon as is reasonably possible with an estimate of:  (i) the time it will take, and (ii) the architectural and engineering fees and costs that will be incurred, to analyze such Change Request (which costs shall be paid from the TI Fund to the extent actually incurred, whether or not such change is implemented).  Landlord shall thereafter submit to Tenant in writing, within 5 business days of receipt of the Change Request (or such longer period of time as is reasonably required depending on the extent of the Change Request), an analysis of the additional cost or savings involved, including, without limitation, architectural and engineering costs and the period of time, if any, that the Change will extend the date on which Landlord’s Work will be Substantially Complete.  Any such delay in the completion of Landlord’s Work caused by a Change, including any suspension of Landlord’s Work while any such Change is being evaluated and/or designed, shall be Tenant Delay.

(b)Implementation of Changes.  If Tenant:  (i) approves in writing the cost or savings and the estimated extension in the time for completion of Landlord’s Work, if any, and (ii) deposits with Landlord any Excess TI Costs required in connection with such Change, Landlord shall cause the approved Change to be instituted.  Notwithstanding any approval or disapproval by Tenant of any estimate of the delay caused by such proposed Change, the TI Architect’s determination of the amount of Tenant Delay in connection with such Change shall be final and binding on Landlord and Tenant.

5.Costs.

(a)Budget For Tenant Improvements.  Before the commencement of construction of the Tenant Improvements, Landlord shall obtain a detailed breakdown by trade of the costs incurred or that will be incurred in connection with the design and construction of the Tenant Improvements (the “Budget”) which Budget shall be subject to Tenant’s prior written approval.  If Tenant fails to object and provide written comments to Landlord regarding the Budget within 3 business days after Tenant’s receipt of the same, Tenant shall be deemed to have approved the same.  The Budget shall be based upon the TI Construction Drawings approved by Tenant and shall include a payment to Landlord of administrative rent (“Administrative Rent”) equal to 3% of the TI Costs for monitoring and inspecting the construction of the

Tenant Improvements and Changes, which sum shall be payable from the TI Fund.  If the Budget is greater than the TI Allowance, Tenant shall deposit with Landlord the difference, in cash, prior to the commencement of construction of the Tenant Improvements or Changes, for disbursement by Landlord as described in Section 5(d).

(b)TI Allowance.  Landlord shall provide to Tenant a tenant improvement allowance (the “TI Allowance”) in the maximum amount of $65.00 per rentable square foot in the Second Expansion Premises, which is included in the Base Rent set forth in in Section 5(b) of the Second Amendment.

The TI Allowance shall be disbursed in accordance with this Second Amendment Work Letter.  Tenant shall have no right to the use or benefit (including any reduction to or payment of Base Rent) of any portion of the TI Allowance not required for the construction of (i) the Tenant Improvements described in the TI Construction Drawings approved pursuant to Section 2(d) or (ii) any Changes pursuant to Section 4.  Tenant shall have no right to any portion of the TI Allowance that is not disbursed before the last day of the month that is 6 months after the Second Expansion Premises Commencement Date.

(c)Costs Includable in TI Fund.  The TI Fund shall be used solely for the payment of design, permits and construction costs in connection with the construction of the Tenant Improvements, including, without limitation, the cost of electrical power and other utilities used in connection with the construction of the Tenant Improvements, the cost of preparing the Space Plan and the TI Construction Drawings, all costs set forth in the Budget, including Landlord’s Administrative Rent, Landlord’s out-of-pocket expenses, costs resulting from Tenant Delays and the cost of Changes (collectively, “TI Costs”).  Notwithstanding anything to the contrary contained herein, the TI Fund shall not be used to purchase any furniture, personal property or other non-Building system materials or equipment, including, but not limited to, equipment not incorporated into the Tenant Improvements.

(d)Excess TI Costs.  Landlord shall have no obligation to bear any portion of the cost of any of the Tenant Improvements except to the extent of the TI Allowance.  Landlord shall, upon request from Tenant from time to time, promptly notify Tenant of any changes to the Budget approved by Tenant.  If at any time the remaining TI Costs under the Budget exceed the remaining unexpended TI Allowance, Tenant shall deposit with Landlord, as a condition precedent to Landlord’s obligation to complete the Tenant Improvements, 100% of the then current TI Cost in excess of the remaining TI Allowance (“Excess TI Costs”).  If Tenant fails to deposit any Excess TI Costs with Landlord, Landlord shall have all of the rights and remedies set forth in the Lease for nonpayment of Rent (including, but not limited to, the right to interest at the default rate and the right to assess a late charge).  For purposes of any litigation instituted with regard to such amounts, those amounts will be deemed Rent under the Lease.  The TI Allowance and Excess TI Costs are herein referred to as the “TI Fund.”  Funds deposited by Tenant shall be the first disbursed to pay TI Costs.  Notwithstanding anything to the contrary set forth in this Section 5(c), Tenant shall be fully and solely liable for TI Costs and the cost of Minor Variations in excess of the TI Allowance.  If upon completion of the Tenant Improvements and the payment of all sums due in connection therewith there remains any undisbursed portion of the TI Fund, Tenant shall be entitled to such undisbursed TI Fund solely to the extent of any Excess TI Costs deposit Tenant has actually made with Landlord.

6.Tenant Access.

(a)Tenant’s Access Rights.  Landlord hereby agrees to permit Tenant access, at Tenant’s sole risk and expense, to the Second Expansion Premises (i) 20 days prior to the Second Expansion Premises Commencement Date to perform any work (“Tenant’s Work”) required by Tenant other than Landlord’s Work, provided that such Tenant’s Work is coordinated with the TI Architect and the general contractor, and complies with the Lease and all other reasonable restrictions and conditions Landlord may impose, and (ii) prior to the completion of Landlord’s Work, to inspect and observe work in process; all such access shall be during normal business hours or at such other times as are reasonably designated by Landlord.  Any entry by Tenant shall comply with all established safety practices of Landlord’s contractor and Landlord until completion of Landlord’s Work and acceptance thereof by Tenant.

(b)No Interference.  Neither Tenant nor any of Tenant’s employees, contractors, agents or invitees (each, a “Tenant Party”) shall interfere with the performance of Landlord’s Work, nor with any inspections or issuance of final approvals by applicable governmental authorities, and upon any such interference, Landlord shall have the right to exclude Tenant and any Tenant Party from the Second Expansion Premises until Substantial Completion of Landlord’s Work.

(c)No Acceptance of Second Expansion Premises.  The fact that Tenant may, with Landlord’s consent, enter into the Second Expansion Premises prior to the date Landlord’s Work is Substantially Complete for the purpose of performing Tenant’s Work shall not be deemed an acceptance by Tenant of possession of the Second Expansion Premises, but in such event Tenant shall defend with counsel reasonably acceptable by Landlord, indemnify and hold Landlord harmless from and against any loss of or damage to Tenant’s property, completed work, fixtures, equipment, materials or merchandise, and from liability for death of, or injury to, any person, caused by the act or omission of Tenant or any Tenant Party.

7.Miscellaneous.

(a)Consents.  Whenever consent or approval of either party is required under this Second Expansion Premises Work Letter, that party shall not unreasonably withhold, condition or delay such consent or approval, unless expressly set forth herein to the contrary.

(b)Modification.  No modification, waiver or amendment of this Second Expansion Premises Work Letter or of any of its conditions or provisions shall be binding upon Landlord or Tenant unless in writing signed by Landlord and Tenant.

(c)Default.  Notwithstanding anything set forth herein or in the Lease to the contrary, Landlord shall not have any obligation to perform any work hereunder or to fund any portion of the TI Costs during any period that there is a Default by Tenant under the Lease.

EXHIBIT C

Acknowledgment of Second Expansion Premises Commencement Date

This ACKNOWLEDGMENT OF SECOND EXPANSION PREMISES COMMENCEMENT DATE is made this _____ day of ______________, ____, between 611 GATEWAY CENTER LP, a Delaware limited partnership (“Landlord”), and CATALYST BIOSCIENCES INC., a Delaware corporation (“Tenant”), and is attached to and made a part of the Office Lease dated as of November 8, 2017, as amended by that certain First Amendment to Office Lease dated August 9, 2018, and as further amended by that certain Second Amendment to Office Lease dated as _______ ___, 2020 (as amended, the “Lease”), by and between Landlord and Tenant.  Any initially capitalized terms used but not defined herein shall have the meanings given them in the Lease.

Landlord and Tenant hereby acknowledge and agree, for all purposes of the Lease, that the Second Expansion Premises Commencement Date is ______________, _____, and the expiration date of the Lease Term is April 30, 2023.  In case of a conflict between the terms of the Lease and the terms of this Acknowledgment of Second Expansion Premises Commencement Date, this Acknowledgment of Second Expansion Premises Commencement Date shall control for all purposes.

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IN WITNESS WHEREOF, Landlord and Tenant have executed this ACKNOWLEDGMENT OF SECOND EXPANSION PREMISES COMMENCEMENT DATE to be effective on the date first above written.

LANDLORD:

611 GATEWAY CENTER LP,
a Delaware limited partnership

By:	GATEWAY CENTER GP LLC, a Delaware limited liability company, general partner
By:	GATEWAY PORTFOLIO MEMBER LLC, a Delaware limited liability company, managing member
By:	GATEWAY PORTFOLIO HOLDINGS LLC, a Delaware limited liability company, managing member
By:	ARE-SAN FRANCISCO NO. 83, LLC, a Delaware limited liability company, managing member
By:	ALEXANDRIA REAL ESTATE EQUITIES, L.P., a Delaware limited partnership, managing member
By:	ARE-QRS CORP., a Maryland corporation, general partner

By:
Its:

TENANT:

CATALYST BIOSCIENCES INC.,
a Delaware corporation

By:
Its:

By:
Its:

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